Exhibit 99.01
Energy Telecom Reports 1st Quarter 2013 Results

ST. AUGUSTINE, Fla., May 13, 2013 (GLOBE NEWSWIRE) -- Energy Telecom (OTCBB: ENRG) ("Energy Telecom" or the "Company"),  developer of the world's first hands-free two-way, sound attenuating wireless telecommunication eyewear today announced financial results for the fiscal year 2013 first quarter ended March 31, 2013.  In the first quarter, Energy Telecom generated revenue of $61,500 compared to $16,751 in the same period of 2012.  Net sales increased in 2013 principally due to delivery of the Company’s telecommunication eyewear to its global distribution partner.  Energy’s distribution partner is selling the eyewear product in the United States and Europe.

Net income was $7,110 in the first quarter of 2013 compared to a loss of $167,432 in the same period of 2012.  In connection with the sale of series A convertible preferred stock, the conversion feature of the preferred stock is considered a derivative financial instrument that is accounted for as a derivative liability. The Company is required to determine the fair value of this liability, with the change in fair value recorded in the financial results each period as a non-cash charge or gain. In the first quarter of 2013, Energy Telecom recorded a non-cash gain of $158,628 for the change in fair value of the derivative liability.

“We are exceptionally pleased to enter a period of sustained revenues after multiple years of product development. Our sales growth in the first quarter of 2013 is greater than sales in all prior periods combined, providing us with a favorable start for the year,” commented Tom Rickards, President& CEO.  Mr. Rickards continued: “In addition, our backlog of $307,500 at March 31, 2013, which we anticipate recognizing over the next few months, demonstrates the market acceptance and demand for our eyewear.  Delivery of product in increasing volume to our current Protective Equipment distribution partner, ongoing new product development, and expansion into new territories and new market channels other than PPE should help mitigate the uncertainty that is expected to persist in the overall economy for the remainder of the year.”

About Energy Telecom:

Energy Telecom is a pioneer and innovator in the field of communication eyewear, and holds U.S. and foreign patents allowing for the manufacture, marketing and distribution of the world's first hands-free, wireless communication eyewear providing quality sound and noise attenuation. Various models of the eyewear will be worn by police, fire, rescue, military and security personnel, and by those working in bio-hazardous, mining, construction and heavy manufacturing. The eyewear will also be worn by those using cellular and smart phones for voice communication, and for listening to high-fidelity streaming stereo.

The Energy Telecom, Inc. logo is available at
http://www.globenewswire.com/newsroom/prs/?pkgid=11022

Statements contained in this news release, other than those identifying historical facts, constitute 'forward-looking statements' within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Safe Harbor provisions as contained in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relating to the Company's future expectations, including but not limited to revenues and earnings, technology efficacy, strategies and plans, are subject to safe harbors protection. Actual company results and performance may be materially different from any future results, performance, strategies, plans, or achievements that may be expressed or implied by any such forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements.

Tom Rickards
Energy Telecom, Inc.

ENERGY TELECOM, INC.
CONDENSED BALANCE SHEETS

	March 31,	December 31,
	2013	2012
ASSETS	(unaudited)

CURRENT ASSETS
Cash	$306,177	$216,479
Accounts receivable, net	61,500	20,882
Inventory	18,420	18,420
Advances to suppliers	-	33,300
Total current assets	386,097	289,081

Property and equipment, net	3,106	3,507

Total assets	$389,203	$292,588

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$88,037	$62,570
Stockholder notes payable	12,486	13,486
Total current liabilities	100,523	76,056

Derivative liability	369,111	345,875

STOCKHOLDERS' DEFICIT
Preferred stock, $0.001 par value; 10,000,000 shares authorized
Series A Convertible preferred stock, $0.001 par value, 5,790 shares designated, 3,947 and 2,150 shares issued and outstanding as of March 31, 2013 and December 31, 2012, respectively	4	2
Class A common stock, $0.0001 par value, 200,000,000 shares authorized, 8,834,541 and 8,884,415 shares issued and outstanding as of March 31, 2013 and December 31, 2012, respectively	883	888
Class B common stock, no par value, 10,000,000 shares authorized, 600,000 shares issued and outstanding as of March 31, 2013 and December 31, 2012	300,000	300,000
Additional paid in capital	5,574,354	5,532,549
Accumulated deficit	(5,955,672)	(5,962,782)
Total stockholders' deficit	(80,431)	(129,343)

Total liabilities and stockholders' deficit	$389,203	$292,588

ENERGY TELECOM, INC.
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)
	Three months ended March 31,
	2013	2012
REVENUE:
Sales	$61,500	$13,719
Royalties	-	3,032
Total revenue	61,500	16,751

COST OF GOODS SOLD	50,703	11,217

Gross profit	10,797	5,534

OPERATING EXPENSES:
Selling, general and administrative expenses	160,714	171,431
Depreciation	401	310
Total operating expenses:	161,115	171,741

Loss from operations	(150,318)	(166,207)

OTHER INCOME (EXPENSE):
Interest income	78	70
Gain on change in fair value of derivative liabilities	158,628	-
Interest expense	(1,278)	(1,295)

Total other income (expense):	157,428	(1,225)

Net income (loss) before provision for income taxes	7,110	(167,432)

PROVISION FOR INCOME TAXES
Income tax (benefit)	-	-

NET INCOME (LOSS)	$7,110	$(167,432)

Net income (loss) per common share, basic	$0.00	$(0.02)

Net loss per common share, diluted	$(0.02)	$(0.02)

Weighted average number of common shares outstanding, basic	8,855,982	7,645,825

Weighted average number of common shares outstanding, diluted	9,994,102	7,645,825